UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  01/27/2005

INTERNATIONAL FUEL TECHNOLOGY INC
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-25367

NV	880357508
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

7777 Bonhomme, Suite 1920, St. Louis, MO 63105
(Address of Principal Executive Offices, Including Zip Code)

314-727-3333
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 1.01.    Entry into a Material Definitive Agreement

On January 21, 2005, International Fuel Technology, Inc. (the "Company") entered into a Letter of Intent (the "Letter") by and between the Company and Jasopt Pty Ltd ACN 065 064 164 or nominee ("Jasopt"), an Australian company controlled by Kerry Packer.

Pursuant to the terms of the Letter, the Company agreed to issue Jasopt 2.5 million restricted shares of the Company's Common Stock in exchange for a purchase price of $5.0 million. The Company also agreed to grant Jasopt an option to purchase 250,000 additional shares of the Company's Common Stock at $2.00 per share, which will expire five years from the date of the Letter.

With respect to the shares issued to Jasopt pursuant to the Letter, the Company has agreed to grant Jasopt registration rights.

Item 3.02.    Unregistered Sales of Equity Securities

On January 21, 2005, the Company agreed to issue 2.5 million shares of its Common Stock to Jasopt in exchange for a purchase price of $5.0 million and agreed to grant Jasopt the option to purchase an additional 250,000 shares of the Company's Common Stock at $2.00 per share. The options will expire five years from the date of the Letter.

The shares were offered and issued pursuant to Regulation S, promulgated by the Securities and Exchange Commission and composed of Rules 901 through 905 of the Securities and Exchange Act of 1933, as amended. This private placement did not involve underwriters or broker-dealers, and therefore, the Company received the full gross proceeds of the offering. Furthermore, the Company made no directed selling efforts or offers to persons inside the United States, and the only purchaser was outside of the United States at the time the buy order originated.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

INTERNATIONAL FUEL TECHNOLOGY INC

Date: January 27, 2005.	By:	/s/ Jonathan R. Burst
Jonathan R. Burst
President and Chief Executive Officer